EXHIBIT 99.1

Repros to Present at Bioshowcase in San Francisco on 1/9/12 and Host Analyst Day in New York on 1/25/12

THE WOODLANDS, Texas, Jan. 5, 2012 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced that Joseph Podolski, President and CEO of Repros, will present an update for the Company's programs at 9:30 am Monday, January 9th at the Biotech Showcase being held in San Francisco.

Repros also announced that it will hold an Analyst and Investor Day on January 25, 2012. Presentations from 9:00am to 12:00pm (EST) at the Millennium Broadway Hotel located at 145 West 44th Street, New York City. The Company has arranged for outside Key Opinion Leaders (KOLs) to be present to discuss the Company's clinical programs for both Androxal® and Proellex®. Space at the event is limited and requests to attend from institutional investors and sell side analysts should be sent to repros@westwicke.com. This event will also be broadcast live on the company's web site at www.reprosrx.com beginning at 9:00am the day of the event.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

The Repros Therapeutics Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7738

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal® and Proellex® programs, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer